EXHIBIT 10.18

LATITUDE COMMUNICATIONS, INC.

CHANGE OF CONTROL SEVERANCE AGREEMENT

This Change of Control Severance Agreement (the “Agreement”) is made and entered into by and between Luis Buhler (the “Employee”) and Latitude Communications, Inc., a Delaware corporation (the “Company”), effective as of December 19, 2002.

RECITALS

A.            It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change of control.  The Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to the Employee and can cause the Employee to consider alternative employment opportunities.  The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of the Employee, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company.

B.            The Board believes that it is in the best interests of the Company and its stockholders to provide the Employee with an incentive to continue his or her employment and to motivate the Employee to maximize the value of the Company upon a Change of Control for the benefit of its stockholders.

C.            The Board believes that it is imperative to provide the Employee with certain benefits upon Employee’s Involuntary Termination (as defined below) of employment following a Change of Control that provide the Employee with enhanced financial security and incentive and encouragement to the Employee to remain with the Company notwithstanding the possibility of a Change of Control.

D.            Certain capitalized terms used in the Agreement are defined in Section 6 below.

The parties hereto agree as follows:

1.             TERM OF AGREEMENT.  This Agreement shall terminate upon the date that all obligations of the parties hereto with respect to this Agreement have been satisfied.

2.             AT-WILL EMPLOYMENT.  The Company and the Employee acknowledge that the Employee’s employment is and shall continue to be at-will, as defined under applicable law.  If the Employee’s employment terminates for any reason, including (without limitation) any termination prior to a Change of Control, the Employee shall not be entitled to any benefits, damages, awards or compensation other than as may otherwise be available in accordance with the Company’s established employee plans and practices or pursuant to other agreements with the Company.

3.             SEVERANCE BENEFITS.

(a)           Termination Following A Change of Control.  If the Employee’s employment terminates as a result of Involuntary Termination other than for Cause at any time at or within 24 months following a Change of Control, then, subject to Section 5, the Company (or its successor in interest) will pay to Employee a lump sum payment equal to one year of his then current base salary, payable not later than 10 days following the effective date of such Involuntary Termination.  In addition, in lieu of the benefit of Section 14(d) of the Company’s 1999 Stock Plan and any similar provisions in any other equity incentive plans or other stock option or restricted stock purchase agreements between the Company and Employee, if the Employee’s employment terminates as a result of Involuntary Termination other than for Cause at any time at or within 24 months following a Change of Control (as such terms are defined in this Agreement), then, subject to Section 5, the unvested shares under each stock option granted to Employee pursuant to the Company’s 1999 Stock Plan shall automatically be accelerated such that an additional 50% of the total number of unvested shares as of the effective date of such Involuntary Termination shall automatically become vested.

(b)           Voluntary Resignation; Termination For Cause.  If the Employee’s employment terminates by reason of the Employee’s voluntary resignation (and is not an Involuntary Termination), or if the Employee is terminated for Cause, then the Employee shall not be entitled to receive any benefits except for those (if any) as may then be established under the Company’s then existing severance and benefits plans and practices or pursuant to other agreements with the Company or required by law.

(c)           Disability; Death.  If the Company terminates the Employee’s employment as a result of the Employee’s Disability, or such Employee’s employment is terminated due to the death of the Employee, then the Employee shall not be entitled to receive any benefits except for those (if any) as may then be established under the Company’s then existing severance and benefits plans and practices or pursuant to other agreements with the Company.

(d)           Termination Apart from Change of Control.  In the event the Employee’s employment is terminated for any reason, either prior to the occurrence of a Change of Control or after the 24-month period following a Change of Control, then the Employee shall be entitled to receive severance and any other benefits only as may then be established under the Company’s existing severance and benefits plans and practices or pursuant to other agreements with the Company or required by law.

4.             ATTORNEY FEES, COSTS AND EXPENSES.  The Company shall promptly reimburse Employee, on a monthly basis, for the reasonable attorney fees, costs and expenses incurred by the Employee in connection with any action brought by Employee to enforce his or her rights hereunder.  In the event Employee is not the prevailing party, determined without regard to whether or not the action results in a final judgment, Employee shall repay such reimbursements.  Notwithstanding California Civil Code Section 1717 (or any successor statute or judicial interpretation), under no circumstances shall Employee be liable for any of the Company’s attorney fees, costs or expenses.

5.             LIMITATION ON PAYMENTS.  In the event that the severance and other benefits provided for in this Agreement or otherwise payable to the Employee (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this Section 5, would be subject to the excise tax imposed by Section 4999 of the Code (or any corresponding provisions of state income tax law), then the Employee’s severance benefits under Section 3(a) shall be either

(a)           delivered in full, or

(b)           delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by the Employee on an after-tax-basis, of the greater amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code.  Unless the Employee otherwise requests in writing (in which event the Company and the Employee shall mutually agree upon a third party to make the determination), any determination required under this Section 5 shall be made in writing by the Accountants, whose determination shall be conclusive and binding upon the Employee and the Company for all purposes.  For purposes of making the calculations required by this Section 5, the determining party shall make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company and the Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section.  The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 5.  In the event that subsection (a) above applies, then Employee shall be responsible for any excise taxes imposed with respect to such severance and other benefits.  In the event that subsection (b) above applies, then each benefit provided hereunder shall be proportionately reduced to the extent necessary to avoid imposition of such excise taxes.

6.             DEFINITION OF TERMS.  The following terms used in this Agreement shall have the following meanings:

(a)           Cause. “Cause” shall mean (i) gross negligence or willful misconduct in the performance of the Employee’s duties to the Company; (ii) repeated unexplained or unjustified absence from the Company, which continue for 30 days after written notice to Employee; (iii) refusal or failure to act in accordance with any specific lawful and ethical direction or order of the Company on a material matter given to the Employee in writing; (iv) commission of any material act of fraud with respect to the Company; or (v) conviction of or plea of no contest to a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company, in each case (I) as determined by the Board of Directors of the Company in good faith at a meeting after providing Employee with a reasonable opportunity to be heard at the meeting; and (II) provided that, for matters in case (iii), if Employee requests, Company shall have provided Employee with a reasonable legal opinion of the Company’s counsel that the matter is legal under applicable state and federal law.

(b)           Change of Control.  “Change of Control” means (i) a sale of all or substantially all of the Company’s assets, (ii) any merger or consolidation of the Company with or into another corporation other than a merger or consolidation in which the holders of more than 50% of the shares of capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by the voting securities remaining outstanding or by their being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company, or such surviving entity, outstanding immediately after such transaction, or (iii) any transaction or series of related transactions (other than an equity financing) in which the holders of the shares of capital stock of the Company outstanding immediately prior to such transaction hold less than 50% of the total voting power represented by the voting securities of the Company outstanding immediately after such transaction.

(c)           Disability.  “Disability” shall mean that the Employee has been unable to perform his or her Company duties as the result of his or her incapacity due to physical or mental illness, and such inability, at least 26 weeks after its commencement, is determined to be total and permanent by a physician selected by the Employee or the Employee’s legal representative and acceptable to the Company or its insurers (such Agreement as to acceptability not to be unreasonably withheld).  Termination resulting from Disability may only be effected after at least 30 days’ written notice by the Company of its intention to terminate the Employee’s employment.  In the event that the Employee resumes the performance of substantially all of his or her duties hereunder before the termination of his or her employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.

(d)           Involuntary Termination. “Involuntary Termination” shall mean (i) without the Employee’s express written consent, the significant reduction of the Employee’s duties, authority or responsibilities, relative to the Employee’s duties, authority or responsibilities as in effect immediately prior to such reduction, or the assignment to the Employee of such reduced duties, authority or responsibilities (a “Significant Reduction in Duties”); (ii) a material reduction by the Company in the base salary of the Employee as in effect immediately prior to such reduction; (iii) a material reduction by the Company in the kind or level of employee benefits, including bonuses, to which the Employee was entitled immediately prior to such reduction with the result that the Employee’s overall benefits package is significantly reduced; (iv) the relocation of the Employee to a facility or a location more than fifty miles from the Employee’s then present location, without the Employee’s express written consent; (v) any act or set of facts or circumstances which would, under California case law or statute, constitute a constructive termination of the Employee; or (vi) actual termination by the Company (or successor in interest) other than for Cause.

(e)           For purposes of clarification, to the extent the Employee holds the position of Chief Financial Officer of the Company immediately prior to the Change of Control, the following events shall not be deemed to constitute a “Significant Reduction in Duties”:

i.              the assignment of the Employee to the position of Chief Financial Officer of the surviving entity or successor following such Change of Control if such surviving entity has a class of equity securities that is publicly traded; or

ii.             the assignment of the Employee to the position of Chief Financial Officer of the surviving entity or successor following such Change of Control, if such surviving entity or successor is an “ultimate parent entity” as defined in the Federal Trade Commission’s Rule 801 pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and successors thereto; provided, however, that, if there is a substantial change to the nature of the Company’s business (other than such changes attributable to the fact that the surviving entity or successor may no longer have a class of equity securities that is publicly traded, if applicable) following such an assignment described in this subdivision ii. that results in a significant reduction in the duties, authority or responsibilities of the Employee, then a Substantial Reduction in Duties shall be deemed to have occurred.

7.             SUCCESSORS.

(a)           Company’s Successors.  Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.  For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 7(a) or which becomes bound by the terms of this Agreement by operation of law.

(b)           Employee’s Successors.  The terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

8.             NOTICE.

(a)           General.  Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or five (5) days after being mailed by U.S.  registered or certified mail, return receipt requested and postage prepaid.  In the case of the Employee, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to the Company in writing.  In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(b)           Notice of Termination.  Any termination by the Company for Cause or by the Employee as a result of a voluntary resignation and any Involuntary Termination shall be communicated by a notice of termination to the other party hereto given in accordance with Section 8(a) of this Agreement.  Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date (which shall be not more than 30 days after the giving of such notice).  The failure by the Employee to include in the notice any fact or circumstance which contributes to a showing of Involuntary Termination shall not waive any right of the Employee hereunder or preclude the Employee from asserting such fact or circumstance in enforcing his or her rights hereunder.

9.             MISCELLANEOUS PROVISIONS.

(a)           No Duty to Mitigate.  The Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Employee may receive from any other source.

(b)           Waiver.  No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee).  No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)           Whole Agreement.  This Agreement represents the entire agreement between the Employee and the Company with respect to the matters set forth herein.  No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof.

(d)           Choice of Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California as applied to agreements entered into and performed within California solely by residents of that state.

(e)           Severability.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(f)            Withholding.  All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes, if applicable.

(g)           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the date set forth above.

COMPANY:	LATITUDE COMMUNICATIONS, INC.

	By:	/s/ Rick McConnell

	Title:	Chief Executive Officer

EMPLOYEE:	LUIS BUHLER

	Signature:	/s/ Luis Buhler